Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-181487) pertaining to the Roundy’s, Inc. 2012 Incentive Compensation Plan and Registration Statement on Form S-3 (No. 333-192803) of our reports dated March 13, 2015 with respect to the consolidated financial statements and schedule of Roundy’s, Inc. and effectiveness of internal control over financial reporting of Roundy’s, Inc. included in this Annual Report (Form 10-K) for the year ended January 3, 2015.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

March 13, 2015